Exhibit 19

MAYVILLE ENGINEERING COMPANY, INC.

Insider Trading Policy

This policy applies to all employees at every level of the Company and its subsidiaries, including the directors of the Company.

Overview

Given that the common stock of the Company is traded on the New York Stock Exchange, there are certain important restrictions and limitations imposed on you under the federal securities laws. Any violation of these restrictions may subject Mayville Engineering Company, Inc. (the “Company”) and yourself to serious criminal and civil liabilities and sanctions. Such a violation would also severely damage the Company’s reputation and business relationships. Exhibit 21

Prohibition Against Trading on or Disclosing Material Nonpublic Information

It is the policy of the Company that all employees, officers and directors who become aware of any material information relating to the Company that has not been made available to the general public by press release, a filing with the United States Securities and Exchange Commission or otherwise, and their immediate family members and other individuals in their household as well as entities controlled by them (such as trusts, partnerships and corporations), are prohibited from directly or indirectly purchasing or selling (or offering to purchase or sell) Company stock. In addition, it is the Company’s policy that all employees, officers and directors, and their immediate family members and other individuals in their household as well as entities controlled by them, are prohibited from directly or indirectly disclosing (i.e., tipping) such information to any other person who may trade in Company stock.

It is difficult to describe exhaustively what constitutes “material” information, but you should assume that any information, positive or negative, which might affect the Company’s stock price or otherwise might be of significance to an investor in determining whether to purchase, sell or hold Company stock would be “material.” Such information includes, without limitation:

iearnings information (favorable or unfavorable), including annual, quarterly or monthly financial results and any guidance or projections relating to future earnings performance (which can include any confirmations of guidance);
ipending or proposed material acquisitions or dispositions of businesses and/or assets, mergers, tender offers or joint ventures;
idevelopments regarding significant customers, brand partners, vendors or other suppliers (including the acquisition or loss of an important contract) or new products or service offerings;

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ia change in auditors or an auditor notification that the Company may no longer rely on an auditor’s audit report;
ia change in executive management of the Company;
ia significant change in compensation policy;
ifinancings and other events regarding the Company’s securities (e.g., stock or debt repurchase plans, calls of securities for redemption, stock splits, changes in dividend policy, changes to the rights of security holders, public or private offerings of securities, or defaults on debt or senior securities);
ipending or threatened significant litigation or a change in the status of significant litigation; or
ibankruptcies or receiverships involving the Company or third parties with whom the Company has a significant relationship (including brand partners, vendors or other suppliers).

This list is merely illustrative and not exhaustive. If you are unsure whether information is considered “nonpublic” or “material,” you should consult with the Company’s Chief Financial Officer or assume that the information is material and nonpublic.

These prohibitions on purchasing or selling Company stock will be in effect through 5:00 p.m., C.T., on the business day following the day the Company makes such information available to the general public. For example, if you are aware of information that could be considered “material” and the Company makes a public disclosure through a filing with the United States Securities and Exchange Commission or a press release (like an earnings release) on a Tuesday, you are prohibited from purchasing or selling Company stock until 5:00 p.m., C.T, on Wednesday.

It is also the policy of the Company that employees, officers and directors who become aware of any material nonpublic information in the course of their employment or service with the Company relating to any other company, including the Company’s business partners, customers, vendors and suppliers, may not directly or indirectly trade in that company’s securities (or disclose such information to any other person who can trade in that company’s securities) until the information becomes public.

Applicability of Policy to Transactions under Company Benefit Plans

The insider trading prohibition includes transactions under any of the benefit plans adopted by the Company (including the employee stock purchase plans, the 401(k) plan and any future dividend reinvestment or similar plan) from time to time to the extent the transactions involve a voluntary investment in or sale of Company stock, including elections to participate in a plan or allocate contributions to any such plan’s Company stock fund, changes in those contribution elections or payroll deductions in connection therewith, and transfers into and out of any such Company stock funds, while in possession of material nonpublic information. The prohibition on insider trading does not, however, apply to (a) automatic purchases pursuant to

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any of the benefit plans adopted by the Company from time to time (provided that changes in the amounts of these automatic purchases may not be made while in possession of material nonpublic information); (b) automatic payroll deductions, pursuant to a contribution election made when an individual was not aware of material nonpublic information, to purchase Company stock pursuant to Company benefit plans that may be in effect from time to time; (c) award payouts by the Company to employees or directors under any equity-based compensation plans; (d) exercises of stock options or other equity awards where the employee or director pays the exercise price in cash and does not fund the exercise price with the sale of Company stock; or (e) exercises of tax withholding rights pursuant to which employees or directors elect to have the Company withhold shares subject to an option, restricted stock unit or other equity award to satisfy tax withholding requirements.

Prohibition on Derivatives and Hedging Transactions

Investing in Company stock provides an opportunity to share in the future growth of the Company. Investment in the Company and sharing in the growth of the Company, however, does not mean short-range speculation based on fluctuations in the market. These activities may put the personal gain of an individual in conflict with the best interests of the Company and its shareholders. Consequently, trading in puts, calls and other derivative securities on stock of the Company is prohibited at all times. In addition, the purchase of financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds) or otherwise engaging in transactions that are designed to or have the effect of hedging or offsetting any decrease in the market value of the Company’s stock are also prohibited at all times. Anyone may, of course, exercise options and other equity based awards granted to them by the Company and, subject to the restrictions discussed in this policy and other applicable Company policies and any governing plans, arrangements or agreements which apply to such options or other equity based awards, sell shares acquired through the exercise of options or other equity based awards.

Confidentiality

Serious problems could be caused for the Company by unauthorized disclosure of internal information about the Company, whether or not for the purpose of facilitating improper trading in the Company’s stock. It is the policy of the Company that all employees, officers and directors must keep strictly confidential all material nonpublic information that such persons learn regarding the Company (and all material nonpublic information that such persons learn in the course of their employment or service with the Company relating to any other company). It is also the policy of the Company that you should not discuss internal Company matters or developments with anyone outside of the Company, except as required in your performance of regular employment duties. Similarly you should not discuss Company affairs in public or quasi-public areas where your conversation may be overheard (i.e., restaurants, restrooms, elevators, etc.).

These prohibitions apply specifically, but not exclusively, to inquiries about the Company that may be made by the financial press, investment analysts or others in the financial community. It is important that all such communications on behalf of the Company be through an appropriately designated officer under carefully controlled circumstances. Unless an

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employee, officer or director is expressly authorized to answer financial questions, he or she must refuse to comment, and instead refer the inquirer to the Company’s Chief Financial Officer.

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If you have any doubts as to your responsibilities under this policy, seek clarification and guidance from the Company’s Chief Financial Officer before you act. Do not try to resolve uncertainties on your own.

Mayville Engineering Company, Inc. expects the strictest compliance with these procedures by all personnel at every level. In fact, failure to observe them may result in serious legal difficulties for the offender, as well as the Company. A failure to comply may also result in grounds for dismissal with cause.

Addendums A and B are attached for Section 16 officers, directors and other designated “insiders”

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MAYVILLE ENGINEERING COMPANY, INC.

Insider Trading Policy

Addendum A for
Section 16 Officers, Directors and Other Designated “Insiders”

As a Section 16 officer, director or designated “insider” of the Company you agree to strictly comply with all of the restrictions and limitations contained in the Mayville Engineering Company, Inc. Insider Trading Policy (the “Policy”) as supplemented by this Addendum A.

Window Periods

In addition to the prohibitions set forth in the Policy, you understand that you may only purchase or sell Company stock during four “window periods” occurring throughout the year (unless you are then in possession of material nonpublic information concerning the Company, in which case you cannot purchase or sell shares even during a window period). These window periods begin at 5:00 p.m., C.T., on the business day after the Company issues a press release announcing, or otherwise publicly announces, its quarterly or annual financial results. Each window period will last until the 15th day of the last month of the calendar quarter.

You further understand that, from time to time, the Company, through its Board of Directors, Chief Financial Officer, General Counsel or other appropriate officer, may not open a window period, or may close a window period after initially opening it, because of material developments that have not yet been disclosed to the public. You agree that you will not purchase or sell Company stock during any window period if you have received notice from the Company that the window period is not going to be opened or that the window period is closed. In addition, you agree that you will not disclose to others that the Company has decided not to open, or to close, a window period.

The window periods do not apply to purchases or sales of Company stock that are made pursuant to Rule 10b5-1 Trading Plans that have been adopted in accordance with the Company’s Rule 10b5-1 Trading Plan Guidelines (which are attached as Addendum B). In addition, as set forth in the Policy, the window periods (and the general prohibition on insider trading) do not apply to (a) automatic purchases pursuant to any of the benefit plans adopted by the Company from time to time (provided that changes in the amounts of these automatic purchases may not be made while in possession of material nonpublic information); (b) automatic payroll deductions, pursuant to a contribution election made when an individual was not aware of material nonpublic information, to purchase Company stock pursuant to Company benefit plans that may be in effect from time to time; (c) award payouts by the Company to employees or directors under any equity-based compensation plans; (d) exercises of stock options or other equity awards where the employee or director pays the exercise price in cash and does not fund the exercise price with the sale of Company stock; or (e) exercises of tax withholding rights pursuant to which employees or directors elect to have the Company withhold shares subject to an option, restricted stock unit or other equity award to satisfy tax withholding requirements.

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Pre-Clearance

You further understand that, as an “insider” of the Company, it is the policy of the Company that you are required to pre-clear ALL of your contemplated transactions in the Company’s stock with the Company’s Chief Financial Officer (including, without limitation, open market and other purchases and sales; exercises of stock options, including cashless exercises, and exercises of other equity awards; gifts; trust transfers; entering into a Rule 10b5-1 Trading Plan in accordance with the Company’s Rule 10b5-1 Trading Plan Guidelines; and transactions under any of the benefit plans adopted by the Company from time to time to the extent the transactions involve a voluntary investment in or sale of Company stock). The pre-clearance policy also applies to transactions in Company stock by your spouse, minor children and other individuals who share your home, as well as entities controlled by you (such as trusts, partnerships and corporations). The pre-clearance policy does not apply to (1) automatic purchases of Company stock or payroll deductions to purchase Company stock under Company benefit plans that may be in effect from time to time, pursuant to an election made in accordance with the pre-clearance policy and when an individual was not aware of material nonpublic information; or (2) award payouts by the Company to employees or directors under any equity-based compensation plans; or (3) purchases or sales of Company stock that are made pursuant to Rule 10b5-1 Trading Plans that have been adopted in accordance with the Company’s Rule 10b5-1 Trading Plan Guidelines.

Clearance of a transaction does not constitute a recommendation by the Company or any of its employees or agents that you should engage in the subject transaction. Decisions regarding requests for pre-clearance are made at the discretion of the Company’s Chief Financial Officer (or, if the party requesting clearance is the Company’s Chief Financial Officer, the Company’s General Counsel), who may consult with outside legal counsel and other professionals in determining whether to grant any request for pre-clearance. Clearance of a transaction is valid for a five business day period only. If the transaction order is not placed within that five business day period, pre-clearance for the transaction must be obtained again from the Company’s Chief Financial Officer (or General Counsel, as applicable). Even if the Chief Financial Officer has granted a request for clearance, if corporate developments subsequently occur that could create an issue for the Company or you if the transaction were to be completed, then the clearance of the transaction, if it has not already occurred, could be withdrawn. If clearance of a contemplated transaction is denied, the fact of such denial must be keep confidential by you.

Prohibition on Margin Accounts and Pledges

Stock held in a margin account may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, stock pledged as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the customer or borrower is aware of material nonpublic information or otherwise is not permitted to trade in Company stock, you further understand that you are prohibited from holding Company stock in a margin account or pledging Company stock as collateral for a loan.

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The undersigned hereby certifies and states that he or she has carefully read the Mayville Engineering Company, Inc. Insider Trading Policy (the “Policy”), that he or she agrees to strictly comply with all of the restrictions and limitations contained in the Policy as supplemented by this Addendum A, that he or she understands that neither the window period policy nor the pre-clearance policy constitutes protection from liability for the undersigned in the event the undersigned effects a transaction in Company stock while in possession of material nonpublic information, and that the Company and all of its employees and agents assume no liability for the consequences of any such transaction.

__________________________________

Signature

__________________________________

Print Name

__________________________________

Title

PLEASE RETURN THIS SIGNED CERTIFICATE TO THE COMPANY’S
CHIEF FINANCIAL OFFICER AS SOON AS POSSIBLE.

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MAYVILLE ENGINEERING COMPANY, INC.

Rule 10b5-1 Trading Plan Guidelines

Addendum B to Insider Trading Policy for
Section 16 Officers, Directors and Other Designated “Insiders”

These Rule 10b5-1 Trading Plan Guidelines are applicable to any Company director, Section 16 (or executive) officer or employee designated to be an “insider” (those individuals who are subject to both the Company’s Insider Trading Policy and Addendum A to that Policy):

1.Every Rule 10b5-1 Trading Plan must be in writing.
2.Every Rule 10b5-1 Trading Plan must be entered into in good faith and not as part of a plan or scheme to evade the provisions of Rule 10b-5 or Rule 10b5-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Company insider establishing the Rule 10b5-1 Trading Plan must also act in good faith with respect to such plan.
3.Every Rule 10b5-1 Trading Plan must be entered into during a Company “window period” that is not closed (both as described in the Company’s insider trading policies).
4.Every Rule 10b5-1 Trading Plan must also be entered into when the particular Company insider is not otherwise aware of any material nonpublic information about the Company.
5.Every Rule 10b5-1 Trading Plan of a director or a Section 16 officer must provide for a period of time between the establishment of a Rule 10b5-1 Trading Plan and the first trade to occur pursuant thereto as follows: the later of (a) ninety (90) days after the establishment of a Rule 10b5-1 Trading Plan or (b) two (2) business days following the disclosure of the Company’s financial results in a Form 10-Q or Form 10-K relating to the fiscal quarter in which the Rule 10b5-1 Trading Plan was established, provided that, in no case, a period of time longer than one hundred twenty (120) days after the establishment of the Rule 10b5-1 Trading Plan.
6.Every Rule 10b5-1 Trading Plan of an employee designated to be an “insider” (i.e., not a director or a Section 16 officer) must provide for a period of at least thirty (30) days between the establishment of a Rule 10b5-1 Trading Plan and the first trade to occur pursuant thereto.
7.Every Rule 10b5-1 Trading Plan must fully comply with all requirements of Rule 10b5-1 of the Exchange Act, including, without limitation, (a) the requirement that the Rule 10b5-1 Trading Plan either (i) expressly specify the amount, price and date of the sales (or purchases) of the Company’s stock to be effected, (ii) provide a formula, algorithm or computer program for determining when to sell (or purchase) the Company’s stock, the quantity to sell (or purchase) and the price, or (iii) delegate decision-making authority with regard to these transactions to someone without any material nonpublic information about the Company; and (b) the requirement that the Rule 10b5-1 Trading Plan include a representation certifying that at the

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time of establishment or modification of the Rule 10b5-1 Trading Plan the Company insider (i) is not aware of material nonpublic information about the Company or its securities and (ii) is establishing the Rule 10b5-1 Trading Plan in good faith and not as scheme to evade the prohibitions of Rule 10b-5 of the Exchange Act.
8.Every Rule 10b5-1 Trading Plan must ensure that the Company insider fully complies with his or her Section 16 of the Exchange Act obligations.
9.Every Rule 10b5-1 Trading Plan must fully comply with Rule 144 of the Securities Act of 1933, as amended, including, without limitation, the Form 144 filing requirements and the volume limitations for every “rolling” three-month period.
10.Every Rule 10b5-1 Trading Plan must provide that prior to any early termination of the plan the Company insider has consulted with, and received the approval of, the Company’s Chief Financial Officer (or, if the applicable insider is the Company’s Chief Financial Officer, the Company’s General Counsel).
11.Every Rule 10b5-1 Trading Plan must be approved in advance by the Company’s Chief Financial Officer (or, if the applicable insider is the Company’s Chief Financial Officer, the Company’s General Counsel).
12.Any modification or amendment to an approved Rule 10b5-1 Trading Plan must be approved in advance by the Company’s Chief Financial Officer (or, if the applicable insider is the Company’s Chief Financial Officer, the Company’s General Counsel), must be entered into during a Company “window period” that is not closed (both as described in the Company’s insider trading policies) and must also be entered into when the particular Company insider is not otherwise aware of any material nonpublic information about the Company. In addition, any modification to the amount, price or timing of the purchase or sale of securities (including any modification to written formulas or algorithms, or computer programs affecting the same) underlying an approved Rule 10b5-1 Trading Plan will be deemed to constitute the establishment of a new Rule 10b5-1 Trading Plan (and the termination of the existing plan), which will require a new period of time between the establishment of such new (i.e., modified) Rule 10b5-1 Trading Plan and the first trade to occur pursuant thereto (see numbers 5 and 6 above).
13.While a Rule 10b5-1 Trading Plan is in effect for a Company insider, such Company insider (a) must conduct all trading transactions in Company stock under the Rule 10b5-1 Trading Plan (unless sales are conducted under an effective Company filed registration statement) and (b) may not have more than one Rule 10b5-1 Trading Plan in place at the same time (unless specifically allowed under Rule 10b5-1 of the Exchange Act).
14.Only one “single-trade plan” may be established by any Company insider in any twelve (12) month period (unless specifically allowed under Rule 10b5-1 of the Exchange Act). A “single-trade plan” is a Rule 10b5-1 Trading Plan designed to effect the purchase or sale of securities as a single transaction, including when the plan has the practical effect of requiring such a result. Notwithstanding the foregoing, a Rule 10b5-1 Trading Plan will not be deemed to be a “single-trade plan” when (a) the Rule 10b5-1 Trading Plan leaves the Company insider’s agent discretion over whether to execute the plan as a single transaction or (b) the Rule 10b5-1

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Trading Plan does not leave discretion to the Company insider’s agent, but instead provides that the agent’s future acts will depend on events or data not known when the plan is established (e.g., a Rule 10b5-1 Trading Plan providing for certain volume of sales or purchases at several given future stock prices) and it is reasonably foreseeable at the time the Rule 10b5-1 Trading Plan is established that it may result in multiple transactions.

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Note: Notwithstanding any approval of a Rule 10b5-1 Trading Plan, the Company and all of its employees and agents assume no liability for the consequences of any transaction made pursuant to any such Rule 10b5-1 Trading Plan.

If you have any doubts as to your responsibilities under these guidelines, seek clarification and guidance from the Company’s Chief Financial Officer before you act. Do not try to resolve uncertainties on your own.

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MAYVILLE ENGINEERING COMPANY, INC.

Insider Trading Policy

Checklist for
Section 16 Officers, Directors and Other Designated “Insiders”

You should ask the following questions and take the following actions before making any purchase, sale or other transfer of shares of Company stock:

1.Have I previously adopted a Rule 10b5-1 Trading Plan in accordance with the Company’s Rule 10b5-1 Trading Plan Guidelines or have I previously entered into a Company benefit plan that provides for automatic purchases or sales of Company stock or payroll deductions to purchase Company stock in accordance with the Company’s Insider Trading Policy? If “yes,” then stop here – you can trade pursuant to the terms of your Rule 10b5-1 Plan or those benefit plan(s). If “no,” then go to question 2.

2.Are we inside a window period? If “no,” then stop here – you cannot trade in Company stock. If “yes,” then go to question 3.

3.If we are inside a window period, have I received notification that the window has not been opened or has been closed? If “yes,” then stop here – you cannot trade in Company stock. If “no,” then go to question 4.

4.Do I have material nonpublic “inside” information about the Company? If “yes,” then stop here – you cannot trade in Company stock. If “no,” then go to question 5.

5.If you are subject to the reporting requirements of Section 16 of the Exchange Act, have I purchased any Company stock (or has anyone purchased any Company stock with respect to which I am deemed a “beneficial owner”) within the last six months? If “yes,” then you cannot sell stock, but you may buy stock subject to the pre-clearance procedures discussed in question 7.

6.If you are subject to the reporting requirements of Section 16 of the Exchange Act, have I sold any Company stock (or has anyone sold any Company stock with respect to which I am deemed a “beneficial owner”) within the last six months? If “yes,” then you cannot buy stock, but you may sell stock subject to the pre-clearance procedures discussed in question 7.

7.Have I pre-cleared my transaction with the Company’s Chief Financial Officer? If “no,” then you must do so by contacting the Chief Financial Officer and completing the pre-clearance review. You must affirmatively hear back from the Chief Financial Officer for pre-clearance to be effective; no response does not mean that you have been pre-cleared. If “yes,” then go to question 8.

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8.If you are subject to the reporting requirements of Section 16 of the Exchange Act, you should request that a transaction confirmation be promptly sent to the Company so that the appropriate Form 4 may be timely filed with the SEC (the Form 4 must be filed with the SEC within two business days of the transaction).

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